EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated January 30, 2004, relating to the financial statements of Masisa S.A. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 which appears in Masisa S.A.’s Annual Report on Form 20-F for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated June 24, 2004 relating to the financial statement schedules, which appears in Masisa S.A’s Annual Report on Form 20-F for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Santiago, Chile

March 23, 2005